                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:
/X/ Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
/ / Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Under Rule 14a-12

                        GENEREX BIOTECHNOLOGY CORPORATION
                ------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


    ________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         1) Title of each class of securities to which transaction applies:

         __________________________________________________________
         2) Aggregate number of securities to which transaction applies:

         __________________________________________________________
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         __________________________________________________________
         4) Proposed maximum aggregate value of transaction:

         __________________________________________________________
         5) Total fee paid:

         __________________________________________________________


/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1) Amount Previously Paid:
    ---------------------------------------------------------------------------
    2) Form, Schedule or Registration Statement No.:
    ---------------------------------------------------------------------------
    3) Filing Party:
    ---------------------------------------------------------------------------
    4) Date Filed:
    ---------------------------------------------------------------------------

                        GENEREX BIOTECHNOLOGY CORPORATION
                                33 Harbour Square
                                    Suite 202
                        Toronto, Ontario, Canada M5J 2G2

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MARCH 9, 2004

Dear Stockholder:

         You are cordially invited to attend the annual meeting of stockholders of Generex Biotechnology Corporation ("Generex") that will be held on Tuesday, March 9, 2004, at 10:00 a.m. (local time), at St. Lawrence Hall, 157 King Street East, Toronto, Ontario, Canada M5E 1C4, for the following purposes, as set forth in the accompanying proxy statement:

  1.    To elect five directors;
  2. To authorize the Board of Directors, in the three-month period commencing with the date of the annual meeting, to issue, without prior stockholder approval, in connection with capital raising transactions, and/or acquisitions of assets, businesses or companies, up to 10,000,000 shares of common stock, including options, warrants, securities or other rights convertible into common stock, in the aggregate, in excess of the number of shares that NASDAQ's Rules 4350(i)(1)(C) and (D) permit Generex to issue in such transactions without prior stockholder approval, the issuance of such 10,000,000 shares to be upon such terms as the Board of Directors shall deem to be in the best interests of Generex, for a price of not less than 70% of the market price at the time of such issuance and for an aggregate consideration not to exceed $50,000,000, which such authorization shall include shares of common stock issued by Generex at or above market price prior to the date of the annual meeting (a "Prior Issuance") in the event The NASDAQ Stock Market, Inc. integrates (i) a new below market issuance by Generex within the three-month period commencing on the date of the annual meeting with (ii) the Prior Issuance;
  3. To ratify the appointment of BDO Dunwoody, LLP as independent public accountants for Generex for the fiscal year ending July 31, 2004; and
  4. To transact such other business as may properly come before the annual meeting and any adjournments or postponements of the meeting.

         The Board of Directors has established the close of business on February 9, 2004 as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the annual meeting and any adjournment or postponement thereof.

YOU ARE URGED TO REVIEW CAREFULLY THE ACCOMPANYING PROXY STATEMENT AND TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

         You may revoke your proxy at any time before it has been voted. You are cordially invited to attend the annual meeting in person if it is convenient for you to do so.

By order of the Board of Directors,

/s/ Rose C. Perri
----------------------------
Rose C. Perri
Secretary

February _, 2004

                        GENEREX BIOTECHNOLOGY CORPORATION

                                 PROXY STATEMENT

General Information

         This proxy statement is provided to the stockholders of Generex Biotechnology Corporation ("Generex") in connection with the solicitation by the Board of Directors of Generex of proxies for use at the annual meeting of stockholders of Generex to be held on Tuesday, March 9, 2004, at 10:00 a.m. (local time), at St. Lawrence Hall, 157 King Street East, Toronto, Ontario, Canada M5E 1C4, and any adjournments or postponements thereof. A form of proxy is enclosed for use at the annual meeting. Proxies properly executed and returned in a timely manner will be voted at the annual meeting in accordance with the directions specified therein. If no direction is indicated, they will be voted FOR (1) the election of the nominees named herein as directors, (2) the proposal to authorize the Board of Directors to issue up to 10,000,000 shares of common stock at less than market price in excess of amounts permitted under NASDAQ rules, and (3) the ratification of appointment of BDO Dunwoody, LLP as Generex's independent public accountants; and they will be voted on other matters presented for a vote, in accordance with the judgment of the persons acting under the proxies. The persons named as proxies were selected by the Board of Directors and are present members of the executive management of Generex.

         Any stockholder voting by proxy may revoke that proxy at any time before it is voted at the annual meeting by delivering written notice to the Secretary of Generex, by delivering a proxy bearing a later date or by attending the annual meeting in person and casting a ballot. If any stockholder holds shares through an account with a bank or broker, the stockholder must obtain a legal proxy from the bank or broker in order to vote at the meeting. Even if the stockholder plans to attend the meeting, Generex encourages such stockholder to vote its shares by proxy.

         Generex's principal executive offices are located at 33 Harbour Square, Suite 202, Toronto, Ontario, Canada M5J 2G2, and its telephone number is (416) 364-2551. Proxy materials are first being mailed to stockholders beginning on or about February 13, 2004.

Shares Outstanding, Voting Rights and Vote Required

         Only stockholders of record at the close of business on February 9, 2004 are entitled to vote at the annual meeting. The only voting stock of Generex outstanding and entitled to vote at the annual meeting is its common stock, $.001 par value per share (the "Common Stock"). As of the close of business on January 26, 2004, 29,638,468 shares of Common Stock were outstanding. Each share of Common Stock issued and outstanding is entitled to one vote on matters properly submitted at the annual meeting. Cumulative voting is not permitted under Generex's Restated Certificate of Incorporation, as amended.

         The presence, in person or by proxy, of the holders of a majority of the total issued and outstanding shares of Common Stock entitled to vote at the annual meeting is necessary to constitute a quorum for the transaction of business at the annual meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Directors are elected by a plurality of the votes. This means the five nominees for director receiving the highest number of "For" votes will be elected as directors. Approval of each of (i) the proposal to authorize the Board of Directors to issue up to 10,000,000 shares of common stock at less than market price in excess of amounts permitted under NASDAQ rules, (ii) the proposal to ratify the appointment of BDO Dunwoody, LLP as Generex's independent public accountants and (iii) any other matter that may be submitted to a vote of stockholders require the affirmative vote of a majority of the votes of the shares present or represented by proxy at the annual meeting and cast on such proposals. Except for the election of directors, abstentions will be counted in tabulating votes cast on the proposals presented to stockholders and will have the same effect as negative votes. Broker non-votes will not be counted in tabulating votes cast on the proposals presented to stockholders. Votes cast in person or by proxy at the annual meeting will be tabulated by the election inspectors appointed for the meeting.

         The Board of Directors recommends voting FOR (1) the election of the nominees named herein for directors, (2) the proposal to authorize the Board of Directors to issue up to 10,000,000 shares of common stock at less than the market price in excess of amounts permitted under NASDAQ rules, and (3) the appointment of BDO Dunwoody, LLP as Generex's independent public accountants for fiscal 2004.


                              ELECTION OF DIRECTORS
                                  (Proposal 1)

         Five directors are to be elected at the annual meeting of stockholders. All directors will be elected to hold office until the next annual meeting of stockholders following election and until their successors are duly elected and qualified.

         The persons named below have been designated by the Board of Directors, including a majority of the independent directors, as nominees for election as directors. All nominees currently serve as directors of Generex. The individuals named in the enclosed proxy intend to vote all proxies received by them for the nominees listed below unless otherwise instructed. If you do not wish your shares to be voted for any of the nominees, you may so indicate on the proxy. If, for any reason, any of the nominees shall become unavailable for election, the individuals named in the enclosed proxy may exercise their discretion to vote for any substitutes proposed by the Board of Directors, including a majority of the independent directors. At this time, the Board of Directors knows of no reason why any of the nominees might be unavailable to serve.

Name                             Age      Position Held with Generex
----                             ---      --------------------------
John P. Barratt                  59       Director
Anna E. Gluskin                  52       President, Chief Executive Officer and Director
Peter Levitch                    71       Director
Rose C. Perri                    36       Chief Operating Officer, Acting Chief Financial Officer,
                                          Treasurer, Secretary and Director
Jan Michael Rosen                52       Director

         John P. Barratt - Director since March 2003. Mr. Barratt is Chief Operating Officer of Beyond.com, a company by which he has been employed since 2000. From January 1996 to September 2000, Mr. Barratt served as partner-in-residence for the Quorum Group of Companies, an international investment partnership specializing in providing debt and equity capital to the emerging high growth technology sector. From 1988 to December 1995, Mr. Barratt was Executive Vice President and Chief Operating Officer of Coscan Development Corporation. He previously held a number of senior-level management positions, including Deputy Chief Executive of Lloyds Bank Canada. Mr. Barratt also currently serves as a director of GLP NT Corporation and BNN Split Corporation. Mr. Barratt also serves on the Advisory Board of Brascan SoundVest Diversified Income Fund.

         Anna E. Gluskin - Director since September 1997. Ms. Gluskin has served as the President and Chief Executive Officer of Generex since October 1997 and the Chairman since November 2002. She held comparable positions with Generex Pharmaceuticals, Inc. from its formation in 1995 until its acquisition by Generex in October 1997.

         Peter Levitch - Director since October 2002. Mr. Levitch has been President of Peter Levitch & Associates, an independent consulting firm to health professionals since 1981. In this capacity, he advises companies through the various stages of the development of pharmaceuticals, medical devices, biologics and diagnostics, including clinical evaluation and the FDA regulatory approval phases. He has served as an advisor to more than 200 leading biotechnology and biological firms, including Amgen, Genentech, Immunex, DuPont, Baxter and Johnson and Johnson. Prior to 1981, Mr. Levitch was Vice President, Clinical and Regulatory Affairs at Oxford Research International Corp. and held senior positions managing the regulatory and clinical programs at Ortho Diagnostic Systems (a subsidiary of Johnson & Johnson).

         Rose C. Perri - Director since September 1997. Ms. Perri has served as Treasurer and Secretary of Generex since October 1997, and as Chief Operating Officer since August 1998. She was an officer of Generex Pharmaceuticals, Inc. from its formation in 1995 until its acquisition by Generex in October 1997. Effective November 2002, Ms. Perri became acting Chief Financial Officer.

         Jan Michael Rosen - Director since August 2000. Mr. Rosen has been a principal in a number of related travel management and hotel marketing businesses since 1978. The principal companies in this group, all of which are headquartered in Ontario, are Uniworld Travel & Tours, Inc., Nevada Vacations, Inc., Casino Vacations, Inc. and Casino Tours, Inc. Mr. Rosen presently serves as the President or a Vice President, and the Chief Financial Officer, of each of these companies. Mr. Rosen is an accountant by training, and was engaged in the private practice of accounting prior to 1978.

There are no family relationships among the officers and directors of Generex.

NASDAQ Rule 4350(c) requires that a majority of the Board of Directors be comprised of independent directors as defined in NASDAQ Rule 4200(a)(14). The Board of Directors has determined that Messrs. Barratt, Levitch and Rosen are independent, in accordance with NASDAQ Rules 4200(a)(14) and 4350(c).

During fiscal year 2003, the Board of Directors consisted of seven members, a majority of whom did not meet the definition of independence under the NASDAQ SmallCap Market listing requirements. As a result of the recently adopted NASDAQ rules requiring that a Board of Directors consist of a majority of independent directors, Pankaj Modi, Ph.D. and Gerald Bernstein, M.D., directors of Generex during fiscal 2003 who were not considered independent, declined to stand for re-election so that Generex would comply with the NASDAQ rules. Accordingly, the Board of Directors reduced the number of directors from seven to five. Generex continues to evaluate additional candidates for independent directors, and may re-nominate one or more of Dr. Modi and Dr. Bernstein to the Board of Directors when it has additional independent directors. In accordance with the Bylaws of Generex, the Board of Directors is permitted to increase the number of directors and the fill the vacancies created by the increase until the next annual meeting of shareholders

In addition, pursuant to a Securities Purchase Agreement dated January 16, 2001, between Generex, Elan Corporation plc and Elan International Services, Ltd. ("EIS"), EIS has the right to nominate one director to Generex's Board of Directors for so long as EIS or its affiliates own at least 1.0% of the issued and outstanding shares of common stock. EIS has not had a representative on the Board since August, 2002 and at this time has not informed Generex whether it intends to nominate a director in the future.


                  The Board of Directors Recommends a Vote FOR
                    the Election of the Above-Named Nominees

          PROPOSAL TO APPROVE THE POTENTIAL ISSUANCE AND SALE OF SHARES
                  AT PRICES BELOW THE THEN CURRENT MARKET PRICE
           IN POTENTIAL CAPITAL RAISING TRANSACTIONS AND ACQUISITIONS
                                  (Proposal 2)

         Management has recommended to the Board of Directors that, in light of Generex's actual and potential cash needs, Generex must avail itself of all possible means of financing, including the private placement of its securities. In addition, Generex has been presented with potential acquisition candidates and other acquisition and business combination opportunities in the past and must have the flexibility to timely act upon any such opportunities and transactions which may arise in the future. Management informed the Board of Directors that the ability of Generex to offer its securities in private placements or acquisitions at an offering price below the market price or book value of such securities at the time of any such private placements or acquisitions would afford Generex greater flexibility in structuring future financings or acquisitions. However, NASDAQ Marketplace Rules 4350(i)(1)(C) and
(D) require stockholder approval prior to the sale or issuance or potential issuance of shares equal to twenty percent (20%) or more of Generex's Common Stock, or twenty percent (20%) or more of the voting power of Generex, outstanding before the issuance, if the effective sale price of the Common Stock is less than the greater of the book or market value of the Common Stock. Shares of Generex's Common Stock issuable upon the exercise or conversion of warrants, options, debt instruments, preferred stock or other equity securities issued or granted in such capital raising transactions or acquisitions are considered shares issued in the transaction or acquisition in determining whether the twenty percent (20%) limit has been reached. Management believes the delay required to arrange for a meeting of stockholders to approve a specific financing transaction or acquisition might jeopardize the closing of the transaction or acquisition. In order to comply with the possible application of the NASDAQ rules, Generex is seeking stockholder approval for the issuance and sale of shares, during the three-month period commencing with the date of the annual meeting, in a potential acquisition, corporate transaction, other business combination or private placement or other capital raising transaction ("Potential Equity Related Investment") so that the Board of Directors will have flexibility to timely enter into and close any such transaction.

         There are various reasons management may seek additional financing in the three-month period. Generex may need additional investment to fund expanded research and development activities and working capital needs. While Generex has no present need for additional financing for these purposes, Generex believes it should have the flexibility to respond to opportunities as they are presented. In addition, the sale of equity securities may be necessary to enable Generex to continue to comply with the Stockholders' Equity requirements of the NASDAQ SmallCap Market; and increases in Stockholders' Equity could potentially permit Generex to regain compliance with NASDAQ National Market standards. In addition, Generex may be presented with an acquisition, corporate transaction or other business combination opportunity that would be beneficial to it and would require the issuance of shares and/or options in excess of the amounts required under the NASDAQ rules.

         Management believes it may need the general flexibility to issue shares at prices which Generex and any prospective investor or acquisition candidate expressly contemplate are below market value. Management also believes that it needs this flexibility provided by this proposal because there may be situations where the parties to a transaction believe the shares are being issued at a price equal to or greater than book and market value but the effective price would be considered below the greater of book or market value by NASDAQ. This would primarily occur because investors and others in the financial community may consider market value to be an average of closing prices for a period of several days, while NASDAQ would consider the market value to be the closing price on a particular day or an average over a much shorter period.

The shareholders approved a similar proposal at the special meeting held on November 4, 2003, the private placements Generex conducted since then, however, have been at or above market price and book value.

In the event NASDAQ were to "integrate" a new below market issuance with an issuance of securities by Generex at or above market price prior to the date of the annual meeting (a "Prior Issuance"), NASDAQ may consider the Prior Issuance to retroactively be a below market issuance. Accordingly, this authorization shall include shares of Common Stock issued by Generex in a Prior Issuance in the event The NASDAQ Stock Market, Inc. integrates (i) a new below market issuance of Common Stock by Generex within the three-month period commencing on the date of the annual meeting with (ii) the Prior Issuance.

Potential Equity Related Investments

         The following description of various forms of Potential Equity Related Investments and the reasons for such Potential Equity Related Investments is offered for informational purposes to Generex's stockholders in connection with this proxy solicitation and does not constitute an offer to sell or a solicitation of an offer to buy any securities of Generex. Generex cannot guarantee any private placement or other financing will be completed (or if so, what the timing and the terms may be) and, accordingly, cannot be certain that it will receive any proceeds from any potential financing.

         At the beginning of January 2004, Generex raised approximately $3,000,000 in equity financing. All of these shares were sold at prices equal to or greater than the market price and book value of the Common Stock at the time of these transactions. Accordingly, the transactions did not require stockholder approval under any NASDAQ rule. Generex intends to consider additional private placements in the near future, or a different form of private placement, as well as sales of securities directly to venture capital or other select institutional investors. Given the uncertainty of the ultimate sales price for securities placed in any such private placement or other equity investment, and the percentage of Generex's currently outstanding Common Stock that may be sold, the sale of shares in a Potential Equity Related Investment (or one more transactions which NASDAQ would consider to be integrated) could result in the issuance of twenty percent or more of the outstanding voting stock of Generex and/or twenty percent (20%) or more of the voting power at a price less than the greater of the book value or the market value of the shares. Therefore, Generex is seeking stockholder approval because the potential issuance and sale of shares may trigger the threshold requiring approval under NASDAQ Marketplace Rules 4350(i)(1)(C) and/or (D). Generex believes that the current capital market environment requires management to maintain maximum flexibility in order to be able to timely consummate any potential capital-raising transaction without undue delay.

         The Board of Directors has the authority, without stockholder approval and without endangering Generex's NASDAQ listing, to authorize the issuance in each separate transaction (which is not integrated, under NASDAQ's interpretation of its own rules, with other transactions) of up to twenty percent (20%) of its shares outstanding before such transaction. As of January 26, 2004, the Company had 29,638,468 shares of Common Stock outstanding. Consequently, the Board of Directors may authorize the issuance of up to 5,924,729 shares without obtaining shareholder approval, assuming issuance of the new shares is not "integrated" with Generex's prior shares of stock below market. Generally, transactions which are at least three months apart will not be considered integrated by NASDAQ. The approval of Proposal No. 2 will give the Board of Directors the right to authorize, upon terms as the Board of Directors deems to be in the best interests of Generex, but in no event for (i) a price less than 70% of the market price at the time of issuance and (ii) aggregate consideration in excess of $50,000,000, the issuance of an aggregate of 10,000,000 additional shares in such three month period, in addition to the 5,924,729 shares, for an aggregate of 15,924,729 shares. In addition, stockholders should note that, whether or not Proposal No. 2 is adopted, the Board of Directors may authorize, without shareholder approval, the issuance of any number of shares in separate transactions (provided that the Company issues less than twenty percent (20%) of its then outstanding Common Stock in each transaction and provided that the transactions would not be deemed integrated by NASDAQ) even if the aggregate number of such shares exceeds the number authorized by Proposal No. 2.

 Effect of a Potential Equity Related Investment upon Existing Stockholders

         Approval of Proposal No. 2 will give the Board of Directors complete discretion to determine the amount, type and terms of securities to be issued by Generex. For example, Generex may issue any one or more of Common Stock, preferred stock convertible to Common Stock, debt securities or other debt obligations convertible to Common Stock, options and warrants. Some or all of these securities may be issued to investment bankers, placement agents, financial advisors and others who assist Generex in raising capital or in financial affairs, for services rendered and not for cash investment. The Board of Directors will have discretion to determine any applicable dividend or interest rates, conversion prices, voting rights, redemption prices, maturity dates and similar matters. If securities convertible into or exercisable for Common Stock are issued in a Potential Equity Related Investment and such securities, at the time of issuance constitute twenty percent (20%) or more of Generex's securities and/or twenty percent (20%) or more of its voting power outstanding prior to such issuance, then stockholder approval of the Potential Equity Related Investment also will constitute approval of the issuance of shares of Common Stock upon conversion of such securities, and no additional approval will be solicited.

         It is expected that any such securities may not be registered under the Securities Act of 1933, as amended (the "Securities Act"), or under the securities laws of any state or foreign country. The securities will likely be offered and sold in reliance on Section 4(2) of the Securities Act or another applicable exemption. However, it is also likely that the terms of the transactions will require Generex to register the shares of Common Stock for resale by the investors after closing of the investment.

         Any transaction requiring approval by stockholders under NASDAQ Rules 4350(i)(1)(C) and (D) would be likely to result in a significant increase in the number of shares of Common Stock of Generex outstanding on a fully-diluted basis, and current stockholders will own a smaller percentage of the outstanding Common Stock of Generex. If convertible preferred stock, convertible debt or another senior security is issued in the Potential Equity Related Investment, the holders of the shares of such preferred stock, debt or senior security will have claims on Generex's assets and other rights superior to holders of Common Stock. Stockholders should note that the Board of Directors has the authority under Generex's Restated Certificate of Incorporation, as amended, to issue up to 1,000,000 shares of preferred stock in one or more series, with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions as the Board of Directors determines.

         In addition, stockholders may experience potential dilution in the market price of Generex's shares as a result of issuances of shares of Common Stock at prices below the current market price. Such issuance could cause the market price of Generex's shares to decline and/or remain below $1.00 per share. Generex's shares traded below $1.00 on several occasions during fiscal year ended July 31, 2003, and if the bid price of its shares is below $1.00 for an extended period of time, Generex could be subject to de-listing from NASDAQ.

No Appraisal Rights

         Under Delaware law, stockholders are not entitled to appraisal rights with respect to this proposal.

      The Board of Directors unanimously recommends that stockholders vote
           FOR Proposal No. 2, approval of the potential issuance and sale of equity securities in order to comply
              with NASDAQ Marketplace Rules 4350(i)(1)(C) and (D).

                      PROPOSAL TO RATIFY THE APPOINTMENT OF
                                BDO DUNWOODY, LLP
                   AS GENEREX'S INDEPENDENT PUBLIC ACCOUNTANTS
                                  (Proposal 3)

         The Board of Directors of Generex has selected BDO Dunwoody,, LLP ("BDO") to serve as the independent public accountants to audit the financial statements of Generex and its subsidiaries for the fiscal year ending July 31, 2004. BDO served as Generex's independent public accountants for the audit of Generex's financial statements for the fiscal year ended July 31, 2003. Representatives of BDO will attend the annual meeting and will be available to answer appropriate questions. They will have the opportunity to make a statement at the annual meeting if they desire.

Effective July 1, 2003 Generex dismissed Deloitte & Touche, LLP ("Deloitte & Touche") and engaged BDO to serve as the independent public accountants to audit the financial statements of Generex for the fiscal year ending July 31, 2003. The decision to appoint BDO as Generex's independent public accountants beginning with the fiscal year ended July 31, 2003, replacing Deloitte & Touche, was approved by the Audit Committee of the Board of Directors. Deloitte & Touche did not decline to stand for re-election and Deloitte & Touche's reports on financial statements for the two fiscal years preceding their replacement did not contain an adverse opinion, disclaimer of opinion or qualification as to uncertainty, audit scope or accounting principles. There had been no disagreements with Deloitte & Touche at any time in the two fiscal years and any subsequent interim period preceding their replacement on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

         During the two fiscal years and any subsequent interim period preceding their replacement, Deloitte & Touche did NOT advise Generex that:

o The internal controls necessary for Generex to develop reliable financial statements did not exist;

o Information had come to their attention that led them to believe that they could no longer rely on management's representations or that made them unwilling to be associated with the financial statements prepared by management;

o They needed to expand the scope of their audit or that information existed, that had come to their attention during the last two fiscal years, that if further investigated may (i) materially impact the fairness or reliability of either a previously issued audit report or the underlying financial statements, or the financial statements issued or to be issued covering the fiscal period(s) subsequent to the date of the most recent financial statements covered by an audit report (including information that may prevent them from rendering any unqualified audit report on those financial statements) or (ii) cause them to be unwilling to rely on management's representations or be associated with Generex's financial statements; and that due to their replacement or for any other reason, they did not so expand the scope of their audit or conduct further investigation; or

o Information has come to their attention that they have concluded materially impacts the fairness or reliability of either (i) a previously issued audit report or the underlying financial statements, or (ii) the financial statements issued or to be issued covering the fiscal period(s) subsequent to the date of the most recent financial statements covered by an audit report (including information that, unless resolved to their satisfaction, would prevent them from rendering an unqualified audit report on those financial statements); and due to their replacement, or for any other reason, the issue has not been resolved to their satisfaction prior to their replacement.

         If the stockholders do not ratify the appointment of BDO as independent public accountants, the Audit Committee of the Board of Directors will investigate the reasons for the rejection by the stockholders and the Audit Committee will reconsider the appointment.

                  The Board of Directors Recommends a Vote FOR
                       the Appointment of BDO As Generex's
    Independent Public Accountants for the Fiscal Year Ending July 31, 2004.

Fees Paid to Generex's Independent Public Accountants

         The following table sets forth the aggregate fees paid by Generex for the fiscal years ended July 31, 2002 and July 31, 2003 to its independent auditors:

                                                              July 31, 2002             July 31, 2003
                                                              -------------             -------------
Audit Fees...............................................      $ 102,929(1)               $74,925(4)
Audit-Related Fees.......................................      $       0(2)               $50,932(5)
Tax Fees.................................................      $       0(3)               $     0(6)
All Other Fees    .......................................      $       0(3)               $     0(6)

(1) Includes the aggregate fees billed for professional services rendered by Deloitte & Touche for the audit of Generex's annual financial statements for the fiscal year ended July 31, 2002 and the reviews of financial statements included in Generex's Quarterly Reports on Form 10-Q for the 2003 fiscal year. This amount is shown in U.S. Dollars and was converted from Canadian dollars to U.S. dollars based on the exchange rate on January 15, 2003.

(2) No amounts were billed by Deloitte & Touche in fiscal 2002 for related services.

(3) No amounts were billed by Deloitte & Touche in fiscal 2002 for tax related or other services.

(4) Represents charges of BDO, Generex's auditor for fiscal year ended July 31, 2003.

(5) Represents amounts billed by Deloitte & Touche for review of financial statements contained in Generex's Quarterly Reports on Form 10-Q prior to their dismissal on July 1, 2003 and review of registration statements incorporating by reference their reports.

(6) Neither Deloitte & Touche nor BDO billed amounts for tax related or other services.

Policy for Pre-Approval of Audit and Non-Audit Services

The Audit Committee's policy is to pre-approve all audit services and all non-audit services that Generex's independent auditor is permitted to perform for Generex under applicable federal securities regulations. As permitted by the applicable regulations, the Audit Committee's policy utilizes a combination of specific pre-approval on a case-by-case basis of individual engagements of the independent auditor and general pre-approval of certain categories of engagements up to predetermined dollar thresholds that are reviewed annually by the Audit Committee. Specific pre-approval is mandatory for the annual financial statement audit engagement, among others.

The pre-approval policy was implemented effective as of October 30, 2003. All engagements of the independent auditor to perform any audit services and non-audit services since that date have been pre-approved by the Audit Committee in accordance with the pre-approval policy. The policy has not been waived in any instance. All engagements of the independent auditor to perform any audit services and non-audit services prior to the date the pre-approval policy was implemented were approved by the Audit Committee in accordance its normal functions.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         The business affairs of Generex are managed under the direction of the Board of Directors. During the fiscal year ended July 31, 2003, Generex's Board of Directors held five meetings and took action by unanimous consent eight times. During the fiscal year ended July 31, 2003, all of the directors attended all of the Board of Directors meetings that were held.

         During fiscal year 2003, the Board of Directors consisted of seven members, a majority of whom did not meet the definition of independence under the NASDAQ SmallCap Market listing requirements. As a result of recently adopted NASDAQ rules requiring that a Board of Directors consist of a majority of independent directors, Pankaj Modi, Ph.D. and Gerald Bernstein, M.D., directors of Generex during fiscal 2003 who were not considered independent, declined to stand for re-election so that Generex would comply with the NASDAQ rules. Accordingly, the Board of Directors reduced the number of directors from seven to five. Generex continues to evaluate additional candidates for independent directors, and may re-nominate one or more of Dr. Modi and Dr. Bernstein to the Board of Directors when it has additional independent directors. In accordance with the Bylaws of Generex, the Board of Directors is permitted to increase the number of directors and the fill the vacancies created thereby until the next annual meeting of shareholders.

         The Board of Directors has established two committees, the Audit Committee and the Compensation Committee. Generex has not established a Nominating Committee.

         The Audit Committee, which was established on March 1, 2000, met two times during the fiscal year ended July 31, 2003. The Audit Committee reviews and discusses with Generex's management and its independent auditors the audited and unaudited financial statements contained in Generex's Annual Reports on Form 10-K and Quarterly reports on Form 10-Q, respectively. Although Genrex's management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls and disclosure controls and procedures, the Audit Committee reviews and discusses the reporting process with management on a regular basis. The Audit Committee also discusses with the independent auditor their judgments as to the quality of Generex's accounting principles, the reasonableness of significant judgments reflected in the financial statements and the clarity of disclosures in the financial statements as well as such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. The Audit Committee has adopted a written charter, which was amended on October 30, 2003 and, as amended is reproduced as Appendix A to this Proxy Statement. The Audit Committee Charter is also available on Generex's website-www.generex.com.

         During fiscal 2003, the Audit Committee was initially composed of Mr. Rosen, who was the chairman of the Audit Committee, our former director Dr. Hawke, and Mr. Levitch. Dr. Hawke resigned from the Board effective March 13, 2003. On March 19, 2003, the Board of Director's elected Mr. Barratt to fill the vacancy on the Board left by Dr. Hawke's resignation and appointed Mr. Barratt as a member of the Audit Committee. At that time, Mr. Barratt was also elected as Chairman of the Audit Committee. All of the members of the Audit Committee attended all of the meetings that they were eligible to attend. The Audit Committee is currently composed of Mr. Rosen, Mr. Levitch and Mr. Barratt.

         Generex's common stock is listed on the NASDAQ SmallCap Market. Therefore, Generex is governed by the applicable rules of the NASDAQ SmallCap Market. The listing requirements for NASDAQ SmallCap Market issuers require that each issuer's audit committee be comprised of three independent directors. Mr. Rosen, Mr. Barratt and Mr. Levitch meet the definition of independence under Rule 4200(a)(14) of the listing requirements.

         The Compensation Committee was formed on July 30, 2001 and met two times during the fiscal year ended July 31, 2003. The Compensation Committee was formed to set policies for compensation of the Chief Executive Officer and the other executive officers of Generex. The Compensation Committee periodically compares Generex's executive compensation levels with those of companies with which Generex believes that it competes for attraction and retention of senior caliber personnel. Under NASDAQ rules effective as of the date of the annual meeting, the Compensation Committee will either determine or recommend to the Board the compensation of all executive officers.

         During fiscal 2003, the Compensation Committee was initially composed of Dr. Hawke, who was the Chairman of the Compensation Committee, Mr. Rosen and our former director, Dr. Lieberburg. Dr. Lieberburg resigned in August, 2002 and Dr. Hawke resigned effective March 13, 2003. Mr. Levitch was appointed as a member of the Compensation Committee in October 2002 and Mr. Barratt was appointed as a member of the Compensation Committee upon his election to the Board on March 19, 2003. All of the members of the Compensation Committee attended all of the meetings of the Compensation Committee. The Compensation Committee is currently composed of Mr. Barratt, Mr. Rosen and Mr. Levitch. Currently, there is no chairman of the Compensation Committee.

Report of the Audit Committee

         The Audit Committee reviewed and discussed Generex's audited financial statements for the fiscal year ended July 31, 2003 with management. The Audit Committee discussed with BDO Dunwoody, LLP, Generex's independent public accountants for the fiscal year ended July 31, 2003, the matters required to be discussed by Statement on Auditing Standards No. 61. The Audit Committee received the written disclosures and the letter from BDO Dunwoody, LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with BDO Dunwoody, LLP its independence. Based on the review and discussions described above, among other things, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Generex's Annual Report on Form 10-K for the fiscal year ended July 31, 2003.

                        Submitted by the Audit Committee

                           John P. Barratt (Chairman)
                                J. Michael Rosen
                                  Peter Levitch

The foregoing Report of the Audit Committee shall not be deemed to be soliciting material, to be filed with the Securities and Exchange Commission (the "SEC") or to be incorporated by reference into any of Generex's previous or future filings with the SEC, except as otherwise explicitly specified by Generex in any such filing.

Audit Committee Financial Expert

The Board of Directors at Generex has determined that at least one person serving on its Audit Committee is an "audit committee financial expert" as defined under Item 401(h) of Regulation S-K. Mr. Barratt, a member of the Audit Committee, is an audit committee financial expert and is independent as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended and NASDAQ Rules 4200(a)(14) and 4350(d).

Report of the Compensation Committee on Executive Compensation

Compensation Philosophy. The goals of Generex's compensation program are to attract and retain talented executives, to motivate these executives to achieve Generex's business goals, to align executive and stockholder interests and to recognize individual contributions as well as overall business results.

The key elements of Generex's executive compensation are base salary, cash bonuses and stock options. While the elements of compensation are considered separately, the Compensation Committee ultimately looks to the value of the total compensation package provided by Generex to the individual executive.

At the end of the fiscal year ended July 31, 2001, the Compensation Committee conducted a review of Generex's executive compensation program. This review included a comprehensive report from an independent executive compensation consultant and compared Generex's total executive compensation, including base salaries, cash bonuses and stock options, to a peer group of publicly traded biotechnology companies. For the fiscal year ended July 31, 2001, the Compensation Committee targeted total cash compensation for Generex executives to the median of the peer group. For the fiscal year ended July 31, 2002, the Compensation Committee targeted total cash compensation for executives at the higher end of the peer group. In setting this policy, the Compensation Committee took into account Generex's relatively lean management structure and the number of roles filled by each officer. After the end of fiscal year ended July 31, 2003, the Compensation Committee determined that notwithstanding substantial efforts made on Generex's behalf by the executive officers and the substantial challenges faced by Generex given its stage of development, the salaries received by the executive officers, having been "brought to market" the previous year, represented the higher end of the compensation range for executives at similar development stage companies. The Committee therefore determined that the salaries represented appropriate cash compensation, awarded no bonuses for 2003 and made no changes to salaries for fiscal 2004. During all relevant periods, Dr. Modi's compensation has been based on his contract. The contract provides for a predetermined salary and achievement based bonuses.

Base Salaries. Prior to 2001, Generex historically paid very modest base salaries to its executive officers, relying on option grants to supplement the low base salaries. The Compensation Committee implemented increases for fiscal 2002 to bring the base salaries of Generex's executives in line with base salaries of Generex's principal competitors. Continuing this philosophy, Ms. Gluskin's salary for 2003 was set at the same rate as 2002, and Ms. Perri received a modest increase based primarily on the increase in her responsibilities after the death of Mark Perri, Generex's former Chairman and Chief Financial Officer.

Cash Bonuses. Cash bonuses were granted for fiscal 2002 in order to recognize and reward the executives of Generex for their performance and for the accomplishments achieved by Generex during fiscal 2002. The Compensation Committee adopted performance objectives for executive officers in fiscal 2002. Executive officer bonuses were based on the executive's position within Generex, Generex's attainment of the objectives and individual contributions to the attainment of the objectives. The Compensation Committee met to determine 2002 bonuses after Mr. Mark Perri's death. In determining bonuses for Ms. Gluskin and Ms. Rose Perri, the Compensation Committee also took into account the need to provide appropriate incentives to maintain a stable management team following Mr. Mark Perri's death. The Compensation Committee judged that the executive officer bonus awards for fiscal 2002 were consistent with each executive's level of accomplishment and appropriately reflected Generex's achievement of the objectives and the Compensation Committee's other goals.

As discussed above, the Compensation Committee determined that the salaries (and in the case of Mark Fletcher, guaranteed bonus) received by the executive officers during fiscal 2003 represented appropriate cash compensation. Therefore, no cash bonuses were awarded to the executive officers for fiscal 2003, other than Mr. Fletcher's guaranteed bonus. At the same time, the Committee decided to develop a plan for 2004 that would tie potential executive bonuses to measurable and realistic milestones. Under his agreement with Generex, Mr. Fletcher receives a guaranteed bonus of $30,000 per annum, payable in quarterly installments, while he is employed by Generex. Dr. Modi's contract currently provides for bonuses based on specific milestones.

Stock Options. The purpose of stock option grants is to provide an additional incentive to Generex employees, including executive officers, to contribute materially to the growth of Generex. Stock options are granted to align the interests of the recipients with the interests of stockholders. In November, 2002, the Committee granted 350,000 options to Ms. Gluskin and 300,000 options to Ms. Perri for fiscal year 2003, as well as 200,000 options to the estate of Mark Perri, in consideration of his services in 2002. Mr. Fletcher received options for 250,000 shares upon initiation of his employment in March 2003. Dr. Modi receives options for 150,000 shares each year under the terms of his agreement with Generex. In November 2003, the Committee granted Ms. Gluskin and Ms. Perri options for 100,000 shares each.

Chief Executive Officer Compensation. Ms. Gluskin's compensation for the fiscal year ended July 31, 2003 was determined in accordance with the compensation policies described above. Ms. Gluskin was paid a cash salary of approximately $350,000, which the Committee deemed appropriate compensation, and received no cash bonus for 2003. Ms. Gluskin was granted an option for 100,000 shares. The compensation paid to Ms. Gluskin for fiscal 2003 was considered to give appropriate incentives to Ms. Gluskin to continue to promote the strategic objectives of Generex and to enhance stockholder value.

Deductibility of Compensation. Section 162(m) of the Internal Revenue Code does not allow public companies to take a Federal income tax deduction for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million for any such officer in any fiscal year. This limitation does not apply to compensation that qualifies as "performance-based compensation" under the Code. The Board of Directors believes that at the present time it is quite unlikely that the compensation paid to any executive officer will exceed $1 million in any fiscal year. Therefore, the Board of Directors has not taken any measures to date specifically to qualify any of the compensation paid to its executive officers as "performance-based compensation" under the Code.

                     Submitted by the Compensation Committee

                                  Peter Levitch
                                J. Michael Rosen
                                 John P. Barratt

The foregoing Report of the Compensation Committee on Executive Compensation and the Performance Graph on page 18 shall not be deemed to be soliciting material, to be filed with the SEC or to be incorporated by reference into any of Generex's previous or future filings with the SEC, except as otherwise explicitly specified by Generex in any such filing.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires that Generex's directors and executive officers, and any persons who own more than ten percent (10%) of the Common Stock, file with the SEC initial reports of ownership and reports of changes in ownership of the Common Stock and other equity securities of Generex. Such persons are required by SEC regulations to furnish Generex with copies of all such reports that they file. Form 4 Reports were not filed to disclose the receipt of (i) options to purchase 350,000 shares of Common Stock by Ms. Gluskin on November 26, 2002, (ii) options to purchase 300,000 shares of Common Stock by Ms. Perri on November 26, 2002, and (iii) options to purchase 50,000 shares of Common Stock by Mr. Rosen on November 29, 2002, all under the Generex 2001 Stock Option Plan, but the receipt of such options was disclosed in timely filed Form 5 Reports. To the knowledge of Generex, based upon its review of these reports, all other Section 16 reports required to be filed by our directors and executive officers during the fiscal year ended July 31, 2003 were filed on a timely basis.

Executive Officers and Directors

Name                                        Age              Position Held with Generex
----                                        ---              --------------------------
Anna E. Gluskin                             52                Chairman, President, Chief Executive Officer and
                                                              Director
Rose C. Perri                               36                Chief Operating Officer, Acting Chief
                                                              Financial Officer, Treasurer, Secretary and Director
Pankaj Modi, Ph.D.                          49                Vice President, Research and Development
                                                              and Director
Gerald Bernstein, M.D.                      70                Director, Vice President Medical Affairs
Mark Fletcher, Esquire                      38                Executive Vice President and General Counsel
J. Michael Rosen                            52                Director
Peter Levitch                               71                Director
John P. Barratt                             59                Director

All directors are elected to hold office until the next annual meeting of stockholders following election and until their successors are duly elected and qualified. Executive officers are appointed by the Board of Directors and serve at the discretion of the Board.

Anna E. Gluskin -- Director since September 1997. Ms. Gluskin has served as the President and Chief Executive Officer of Generex since October 1997 and the Chairman since November 2002. She held comparable positions with Generex Pharmaceuticals, Inc. from its formation in 1995 until its acquisition by Generex in October 1997.

Rose C. Perri -- Director since September 1997. Ms. Rose Perri has served as Treasurer and Secretary of Generex since October 1997, and as Chief Operating Officer since August 1998. She was an officer of Generex Pharmaceuticals, Inc. from its formation in 1995 until its acquisition by Generex in October 1997. Effective November 2002, Ms. Perri became acting Chief Financial Officer.

Pankaj Modi, Ph.D. -- Director since September 1997. Dr. Modi has served as Vice President, Research and Development of Generex since October 1997. Prior to that time, Dr. Modi was Director of Insulin Research for Generex Pharmaceuticals, Inc., a position he assumed in October 1996. Prior to joining Generex Pharmaceuticals, Dr. Modi was engaged in independent research and was employed as a senior researcher at McMaster University in Hamilton, Ontario from February 1994 through October 1996.

Gerald Bernstein, M.D. -- Director since October 2002. Dr. Gerald Bernstein has served as Vice President of Generex since October 1, 2001. Dr. Bernstein acts as a key liaison for Generex on medical and scientific affairs to the medical, scientific and financial communities and consults with Generex under a consulting agreement on research and medical affairs and on development activities. Dr. Bernstein has been an associate clinical professor at the Albert Einstein College of Medicine in New York and an attending physician at Beth Israel Medical Center, Lenox Hill Hospital and Montefore Medical Center, all in New York. He is a former president of the American Diabetes Association.

Mark Fletcher, Esq. -- Mr. Fletcher has served as our Executive Vice President and General Counsel since April 2003. From October 2001 to March 2003, Mr. Fletcher was engaged in the private practice of law as a partner at Goodman and Carr LLP, a leading Toronto law firm. From March 1993 to September 2001, Mr. Fletcher was a partner at Brans, Lehun, Baldwin LLP, a law firm in Toronto. Mr. Fletcher received his LL.B. from the University of Western Ontario in 1989 and was admitted to the Ontario Bar in 1991.

J. Michael Rosen -- Director since August 2000. Mr. Rosen has been a principal in a number of related travel management and hotel marketing businesses since 1978. The principal companies in this group, all of which are headquartered in Ontario, are Uniworld Travel & Tours, Inc., Nevada Vacations, Inc., Casino Vacations, Inc. and Casino Tours, Inc. Mr. Rosen presently serves as the President or a Vice President, and the Chief Financial Officer, of each of these companies. Mr. Rosen is an accountant by training, and was engaged in the private practice of accounting prior to 1978.

Peter Levitch - Director since October 2002. Mr. Levitch has been President of Peter Levitch & Associates, an independent consulting firm to health professionals since 1981. In this capacity, he advises companies through the various stages of the development of pharmaceuticals, medical devices, biologics and diagnostics, including clinical evaluation and the FDA regulatory approval phases. He has served as an advisor to more than 200 leading biotechnology and biological firms, including Amgen, Genentech, Immunex, DuPont, Baxter and Johnson and Johnson. Prior to 1981, Mr. Levitch was Vice President, Clinical and Regulatory Affairs at Oxford Research International Corp. and held senior positions managing the regulatory and clinical programs at Ortho Diagnostic Systems (a subsidiary of Johnson & Johnson).

John P. Barratt -- Director since March 2003. Mr. Barratt is Chief Operating Officer of Beyond.com, a company in which he has been employed since 2000. From January 1996 to September 2000, Mr. Barratt served as partner-in-residence for the Quorum Group of Companies, an international investment partnership specializing in providing debt and equity capital to the emerging high growth technology sector. From 1988 to December 1995, Mr. Barratt was Executive Vice President and Chief Operating Officer of Coscan Development Corporation. He previously held a number of senior-level management positions, including Deputy Chief Executive of Lloyds Bank Canada. Mr. Barratt also currently serves as a director of GLP NT Corporation and BNN Split Corporation. Mr. Barratt also serves on the Advisory Board of Brascan SoundVest Diversified Income Fund.

Other Key Employees and Consultants

Slava Jarnitskii is our Financial Controller. He began his employment with Generex Pharmaceuticals in September 1996 and has been in the employment of Generex since its acquisition of Generex Pharmaceuticals in October 1997. Before his employment with Generex Pharmaceuticals, Mr. Jarnitskii received a Masters of Business Administration degree from York University in September 1996.

Dr. Robert E. Humphreys, MD, PhD, is currently Executive Vice-President and Chief Operating Officer of our subsidiary, Antigen Express, Inc.. Dr. Humphreys founded Antigen in 1999 and was its President. He has extensive experience in the National Institute of Health, arthritis, cancer and diabetes study sections. Dr. Humphreys is the principal inventor on 6 awarded US patents and has over 150 peer-reviewed publications to his credit. Prior to founding Antigen, Dr. Humphreys was Professor of Medicine and Pharmacology at University of Massachusetts Medical School. He received his MD and PhD degrees from Yale University and post-doctoral fellow degree in immunology from Harvard University. He also received his initial training at Bethesda Naval Hospital.

Dr. Minzhen Xu is Vice President - Biology of Antigen. Dr. Xu received an MD from Shanghai Medical University in China and a PhD in immunology from University of Massachusetts Medical School. He has been with Antigen since its inception and is the company's chief experimentalist.

Nomination of Directors

Generex currently does not have a nominating committee. Nominations for the election of directors at annual meetings have generally been handled by the full Board of Directors, which has never exceeded seven members. In order to comply with newly implemented NASDAQ rules, Generex is reducing the size of its Board of Directors to five members, three of whom will be independent. Accordingly, due to the small size of its Board of Directors, Generex does not foresee the need to establish a separate nominating committee. Future candidates for director will either be (i) recommended by a majority of the independent directors for selection by the Board of Directors or (ii) discussed by the full Board of Directors and approved for nomination by the affirmative vote of a majority of the Board of Directors, including the affirmative vote of a majority of the independent directors, as required by the new NASDAQ rules. A board resolution providing this nominating process will be in place on the date of the annual meeting.

As a small company, Generex has generally used an informal process to identify and evaluate director candidates. Although Generex believes that indentifying and nominating highly skilled and experienced director candidates is critical to its future, Generex has not engaged, nor does it believe that it is necessary at this time to engage, any third party to assist it in identifying director candidates. Generex has encouraged both independent directors and directors that are not independent to identify nominees for the Board of Directors. Generex believes that as a result, it is presented with a more diverse and experienced group of candidates for discussion and consideration.

During the evaluation process, Generex seeks to identify director candidates with the highest personal and professional ethics, integrity and values. Generex seeks candidates with diverse experience in business, finance, pharmaceutical and regulatory matters, and other matters relevant to a company such as Generex. Additionally, Generex requires that director nominees have sufficient time to devote to its affairs.

Generex will consider candidates that are put forward by its stockholders. The name, together with the business experience and other relevant background information of a candidate, should be sent to Mark Fletcher, the Executive Vice-President and General Counsel of Generex, at Generex's principal executive offices located at 33 Harbour Square, Suite 202, Toronto, Ontario, Canada M5J 2G2. Mr. Fletcher will then submit such information to the independent directors for their review and consideration. The process for determining whether to nominate a director candidate put forth by a stockholder is the same as that used for reviewing candidates submitted by directors. Other than candidates submitted by its directors and executive officers, Generex has never received a proposed candidate for nomination from any large long-term shareholder.

Generex has not, to date, implemented a policy or procedure by which its stockholders can communicate directly with its directors. Generex is currently reviewing alternative policies and procedures for such communication and intends to have a policy in place before the end of fiscal year 2004. All of the then directors of Generex attended its last annual meeting of stockholders.

Director Nominees

         Any stockholder entitled to vote for the election of directors may nominate a person for election to the Board of Directors at the annual meeting. Any stockholder wishing to do so must submit a notice of such nomination in writing to the Secretary of Generex at Generex's principal offices located at 33 Harbour Square, Suite 202, Toronto, Ontario, Canada M5J 2G2 not less than 60 nor more than 90 days prior to the annual meeting. In the event that less than 70 days notice or prior disclosure of the date of the meeting is given or made to stockholders, notice of nomination by a stockholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. The stockholder's notice of nomination must provide information about both the nominee and the nominating stockholder, as required by Generex's Amended and Restated Bylaws. A copy of these Bylaw requirements will be provided upon request in writing to Mark Fletcher, the Executive Vice-President and General Counsel of Generex, at Generex's principal executive offices located at 33 Harbour Square, Suite 202, Toronto, Ontario, Canada M5J 2G2.

                             STOCK PERFORMANCE GRAPH

         Set forth below is a line graph comparing the cumulative total return on Generex's Common Stock with cumulative total returns of the NASDAQ Stock Market (U.S. Companies) and the NASDAQ Biotechnology Index for the period commencing May 5, 2000 (the date Generex's Common Stock was first listed for trading on the NASDAQ Stock Market) and ending on December 31, 2003. The graph assumes that $100 was invested on May 5, 2000, in Generex's Common Stock, the stocks in the NASDAQ Stock Market (U.S. Companies) and the stocks comprising the NASDAQ Biotechnology Index, and that all dividends were reinvested. Generex's Common Stock has been trading on the NASDAQ SmallCap Market since June 5, 2003.

                               [insert graph here]





                                       May          July          July         July       July          December
                                       2000         2000          2001         2002       2003            2003
                                      ------       -----          ----         ----       ----          --------
Generex Biotechnology
  Corporation ................         $100         72.5          81.4         21.5        14.0            12.9
The NASDAQ
  Stock Market ...............         $100         99.2          53.2         35.2        46.0            53.0
NASDAQ Biotechnology
  Index ......................         $100        109.5          91.3         58.8        86.7            87.1

Compensation Of Executive Officers And Directors

Compensation of Executive Officers

         The following table sets forth, for Generex's last three fiscal years, all compensation awarded to, earned by or paid to the chief executive officer ("CEO") and the other executive officers of Generex other than the CEO whose salary and bonus payments exceeded $100,000 for the fiscal year ended July 31, 2003.

Summary Compensation Table

------------------------------------------------------------------------------------------------------------------------------------
                                                ANNUAL COMPENSATION                     LONG-TERM COMPENSATION
------------------------------------------------------------------------------------------------------------------------------------
                                                                                         AWARDS               PAYOUTS
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                             All
                                                                   Other        Restricted    Securities                    Other
                             Year        Salary                   Annual           Stock      Underlying                   Compensa-
 Name and Principal         Ended         ($)          Bonus     Compensa-       Award(s)       Options       LTIP           tion
     Position              July 31        (3)           ($)        tion             ($)           (#)        Payouts         ($)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Anna E. Gluskin (1),        2003        350,000          0             *             0        350,000(4)         0             0
President and Chief         2002        350,000       125,000          *             0             0             0             0
Executive Officer           2001        127,240       250,000          *             0             0             0             0

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Rose C. Perri (1),          2003        295,000          0             *             0          300,000(4)        0             0
Chief Operating             2002        250,000       100,000          *             0                0           0             0
Officer, acting Chief       2001        81,068        100,000          *             0                0           0             0
Financial Officer,                                                                   0
Treasure and Secretary
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Pankaj Modi (2),            2003        262,000          0             *             0          150,000(5)       0             0
Vice President,             2002        262,500          0             *             0          150,000          0             0
Research and Development    2001        250,000       300,000          *             0          150,000          0             0

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Mark Fletcher,              2003       $100,000     $15,000(6)         *             0          250,000(7)       0             0
Executive Vice
President and General
Counsel
------------------------------------------------------------------------------------------------------------------------------------

* Perquisites and other personal benefits, securities or other property received by each executive officer did not exceed the lesser of $50,000 or 10% of such executive officer's salary and bonus.

(1) Portions of the cash compensation paid to Ms. Gluskin and Ms. Rose Perri are attributable to amounts paid indirectly through a management services agreement with a corporation of which, at July 31, 2003, Ms. Gluskin and Ms. Rose Perri were equal owners.

(2) All of the cash compensation paid to Dr. Modi is paid indirectly to him through a corporation owned 100% by him.

(3) Cash compensation is stated in the table in U.S. dollars. To the extent any cash compensation was paid in Canadian dollars, it has been converted into U.S. dollars based on the weighted average Canadian/U.S. dollar exchange rate for the years ended July 31, 2003, 2002 and 2001, respectively.

(4) These options were granted under the Generex Biotechnology Corporation 2001 Stock Option Plan on November 26, 2002.

(5) Granted as of July 31, 2003 pursuant to the terms of Dr. Modi's consulting agreement. These options were granted under the Generex Biotechnology Corporation 2001 Stock Option Plan.

(6) Mr. Fletcher's employment agreement guarantees him a bonus of $30,000 annually, payable in quarterly installments.

(7) Granted on March 19, 2003 with effect as of April 21, 2003 pursuant to the terms of Mr. Fletcher's employment agreement. These options were granted under the Generex Biotechnology Corporation 2001 Stock Option Plan.

Option Grants during the 2002 Fiscal Year

         The following tables set forth information related to options to purchase Common Stock granted to the CEO and the executive officers during the fiscal year ended July 31, 2003.

                                                                                Potential Realizable Value at
                                                                                Assumed Annual Rates of Stock
                                            Individual Grants                   Appreciation for Option Term
                                            -----------------                   ----------------------------

----------------------- -------------- -------------- ----------------- -------------- ------------ ------------
                                        Percent of
                                          Total
                           Number of     Options
                          Securities    Granted to
                          Underlying     Employees        Exercise
                           Options       in Fiscal         Price        Expiration
Name                      Granted (#)     Year (%)         ($/Sh)           Date          5%($)       10%($)
----------------------- -------------- -------------- ----------------- -------------- ------------ ------------
Anna E. Gluskin          350,000(1)       19.89%           $2.10          11/25/07      $203,067     $448,725
----------------------- -------------- -------------- ----------------- -------------- ------------ ------------

----------------------- -------------- -------------- ----------------- -------------- ------------ ------------
Rose C. Perri            300,000(1)       17.05%           $2.10          11/25/07      $174,057     $384,621
----------------------- -------------- -------------- ----------------- -------------- ------------ ------------

----------------------- -------------- -------------- ----------------- -------------- ------------ ------------
Pankaj Modi              150,000(2)        8.52%           $1.52           7/30/08      $ 62,992     $139,196
----------------------- -------------- -------------- ----------------- -------------- ------------ ------------

----------------------- -------------- -------------- ----------------- -------------- ------------ ------------
Mark Fletcher            250,000(3)       14.20%           $0.89          04/20/03      $ 61,473     $135,838
----------------------- -------------- -------------- ----------------- -------------- ------------ ------------

(1) These options were granted under the Generex Biotechnology Corporation 2001 Stock Option Plan on November 26, 2002. The options are exercisable immediately, with a five-year term.

(2) Granted on July 31, 2003 pursuant to the terms of Dr. Modi's consulting agreement. These options were granted under the Generex Biotechnology Corporation 2001 Stock Option Plan. The options are exercisable immediately, with a five-year term.

(3) Granted on March 17, 2003 with effect as of April 21, 2003 pursuant to the terms of Mr. Fletcher's employment agreement. These options were granted under the Generex Biotechnology Corporation 2001 Stock Option Plan. The options are exercisable immediately, with a five-year term.

Fiscal Year End Option Values

         No options were exercised by the CEO or the executive officers during the fiscal year ended July 31, 2003. The following table provides information relating to the number and value of options held by the CEO and the executive officers at fiscal year end.

------------------------------- ----------------------- ----------------------- ----------------------- -----------------------
                                                                                  Number of securities        Value of
                                                                                      underlying             unexercised
                                                                                 unexercised options     options at July 31,
                                                                                   at July 31, 2003            2003(1)
                                    Shares Acquired                                 (#) Exercisable/        ($) Exercisable/
         Name                       on Exercise (#)      Value Realized ($)           Unexercisable          Unexercisable
------------------------------- ----------------------- ----------------------- ----------------------- -----------------------
Anna E. Gluskin                             -0-                    -0-                   650,000/0                 0/0
------------------------------- ----------------------- ----------------------- ----------------------- -----------------------
Rose C. Perri                               -0-                    -0-                   550,000/0                 0/0
------------------------------- ----------------------- ----------------------- ----------------------- -----------------------
Pankaj Modi                                 -0-                    -0-                   750,000/0                 0/0
------------------------------- ----------------------- ----------------------- ----------------------- -----------------------
Mark Fletcher                               -0-                    -0-                   250,000/0          $142,500/0
------------------------------- ----------------------- ----------------------- ----------------------- -----------------------

---------------------
(1) Based on the closing price of Common Stock ($1.46) on July 31, 2003.

Other Benefit Plans

         We have no long-term incentive plans or defined benefit or actuarial pension plans, and have not repriced any options previously granted to the above named officers.

Directors' Compensation; Consulting and Employment Agreements

         Directors who are not officers or employees of the Company receive cash compensation of $10,000 each fiscal quarter. Mr. Levitch and Mr. Barratt each received $10,000 upon becoming directors, applicable to the quarter in which their service began. Each outside director received options exercisable for 50,000 shares for fiscal 2003. Mr. Levitch and Mr. Barratt also received options for an additional 20,000 shares each upon appointment to the Board of Directors.

         Dr. Modi is compensated through a consulting agreement that was originally entered into as of October 1, 1996, that was amended and supplemented as of January 7, 1998, and that was further amended and supplemented as of December 31, 2000. The parties to the agreement are Dr. Modi, Generex and Generex Pharmaceuticals, Inc., a wholly-owned subsidiary of Generex. An amendment to Dr. Modi's consulting agreement was approved by the Board of Directors in January 2002 granting Dr. Modi cash bonuses upon the occurrence of certain events in connection with the extension of the joint venture with Elan to include Morphine. All references to the consulting agreement in the following discussion relate to the agreement, as amended and supplemented.

         Pursuant to the terms of the consulting agreement, Dr. Modi holds the position of Vice President, Research and Development of Generex and Generex Pharmaceuticals, and both Generex and Generex Pharmaceuticals are jointly and severally responsible for the payment to Dr. Modi of all amounts due under the consulting agreement. The agreement provides for Dr. Modi's term of service to extend through July 31, 2010, subject to termination without cause by Dr. Modi or Generex at any time after January 1, 2003 upon 12 months' prior written notice.

         In connection with amending and supplementing the consulting agreement in January 1998, Generex issued 1,000 shares of Special Voting Rights Preferred Stock ("Special Preferred Stock") to Dr. Modi, comprising all of the outstanding shares of Special Preferred Stock. Special Preferred Stock does not generally carry the right to vote, but does have the following special voting rights:

  o the holders of Special Preferred Stock have the right to elect a majority of Generex's Board of Directors if a change of control occurs; and
  o the holders of Special Preferred Stock have the right to approve any transaction that would result in a change of control.

A "change of control" is deemed to occur if Generex's founders (namely, Ms. Gluskin, Dr. Modi or Ms. Rose Perri), or directors appointed or nominated with the approval of Generex's founders, should cease to constitute at least 60% of Generex's directors, or if any person becomes either Chairman of the Board of Directors or Chief Executive Officer of Generex without the prior approval of the founders. If a change of control were to occur, Dr. Modi would thereafter be able to elect a majority of the directors. No change of control has occurred to date.

The consulting agreement provides for an annual base compensation of $250,000 a year, effective as of August 1, 2000, subject to certain cost-of-living increases. In addition, Dr. Modi is entitled to receive certain bonus compensation during the term of the agreement. Dr. Modi will also receive certain additional bonus payments based upon agreements entered into by Generex for rights granted to third parties to develop, manufacture and/or market products based upon ideas, improvements, designs or discoveries made or conceived by Dr. Modi.

The consulting agreement provides for Dr. Modi to be granted options to purchase 150,000 shares of Common Stock in each of the ten fiscal years starting with the fiscal year ended July 31, 2001. The options may be granted only under option plans of Generex that have been approved by the stockholders.

Dr. Bernstein is compensated through an employment agreement, dated April 1, 2002, between Dr. Bernstein and Generex. Pursuant to the terms of the employment agreement, Dr. Bernstein holds the position of Vice President of Medical Affairs. The employment agreement provides for Dr. Bernstein's term of service to extend through March 31, 2005, subject to termination (i) without cause by Dr. Bernstein or Generex upon 90 days' prior written notice and (ii) for cause by Generex immediately upon the giving of notice.

The employment agreement provides for an annual base compensation of $150,000 a year, effective as of April 1, 2002. During each year of the employment agreement, Dr. Bernstein may receive cash bonuses at the discretion of the Board of Directors and is entitled to receive options to purchase 50,000 shares of Common Stock.

Mr. Fletcher is compensated through an employment agreement, dated March 17, 2003, between Mr. Fletcher and Generex. Pursuant to the terms of the employment agreement, Mr. Fletcher holds the position of Executive Vice President and General Counsel. The employment agreement provides for Mr. Fletcher's term of service to extend through March 16, 2008, subject to termination (i) without cause by Generex upon 30 days' prior written notice and (ii) for cause by Generex immediately upon the giving of notice.

The employment agreement provides for an annual base compensation of $100,000 a year, effective as of April 21, 2003. During each year of the employment agreement, Mr. Fletcher shall receive a cash bonus of $30,000, payable in quarterly installments, and may receive additional cash bonuses at the discretion of the Board of Directors. Upon the effective date of the employment agreement Mr. Fletcher received options to purchase 250,000 shares of common stock.

Compensation Committee Interlocks and Insider Participation

         Effective July 30, 2001, decisions regarding executive compensation were made by the Compensation Committee of the Board of Directors. Mr. Levitch, Mr. Rosen and Mr. Barratt are the members of the Compensation Committee.

         No executive officer of Generex has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a director of Generex (excluding entities that are wholly owned by one or more of the executive officers).

Existing Stock Compensation Plans

The following table sets forth as of July 31, 2003 information regarding our existing compensation plans and individual compensation arrangements pursuant to which our equity securities are authorized for issuance to employees or non-employees (such as directors, consultants and advisors) in exchange for consideration in the form of services:

------------------------------- ----------------------------- ----------------------------- -----------------------------
                                                                                            Number of securities
                                                                                            remaining available for
                                                                                            future issuance under
                                Number of securities to       Weighted-average              equity compensation
                                be issued upon exercise       exercise price of             plans (excluding
                                of outstanding options,       outstanding options,          securities reflected in
Plan Category                   warrants and rights           warrants and rights           column (a))
------------------------------- ----------------------------- ----------------------------- -----------------------------
                                            (a)                            (b)                         (c)
------------------------------- ----------------------------- ----------------------------- -----------------------------
Equity compensation
plans approved by
security holders

1998 Stock Option Plan
                                         1,095,500                       $5.13                                0
2000 Stock Option Plan
                                         1,804,500                       $7.74                          195,500
2001 Stock Option Plan
                                         3.858,159                       $3.37                          141,841
                                         ---------                       -----                          -------
Total
                                         6,758,159                       $4.82                          337,341
------------------------------- ----------------------------- ----------------------------- -----------------------------
Equity compensation
plans not approved by
security holders                             0                             0                               0
------------------------------- ----------------------------- ----------------------------- -----------------------------
            Total                        6,758,159                       $4.82                          337,341
------------------------------- ----------------------------- ----------------------------- -----------------------------

Security Ownership Of Certain Beneficial Owners And Management

The table on the following pages sets forth information regarding the beneficial ownership of the Common Stock by:

       o Our executive officers and directors;
       o All directors and executive officers as a group; and
       o Each person known to Generex to beneficially own more than five percent (5%) of the outstanding shares of Common Stock.

         The information contained in these tables is as of January 26, 2004.
At that date, Generex had 29,638,468 shares of common stock outstanding. In addition to Common Stock, Generex has outstanding 1,000 shares of Special Voting Rights Preferred Stock. All of the shares of Special Voting Rights Preferred Stock are owned by Dr. Pankaj Modi. In connection with Generex's joint venture with Elan, Generex issued 1,000 shares of Series A Preferred Stock to an affiliate of Elan. After the issuance of annual dividends, 1,123 shares of Series A Preferred are currently outstanding. Neither series of preferred stock generally have voting rights.

         A person is deemed to be a beneficial owner of shares if he has the power to vote or dispose of the shares. This power can be exclusive or shared, direct or indirect. Except as discussed in the footnotes to the table, the beneficial owners have sole power to vote the shares of common stock beneficially owned by them. In addition, a person is considered by SEC rules to beneficially own shares underlying options or warrants that are presently exercisable or that will become exercisable within sixty (60) days.

                              BENEFICIAL OWNERSHIP

Name of Beneficial Owner                                 Number of Shares   Percent of Class
 (i) Directors and Executive Officers

John P. Barratt(1)..................................          140,000                *
Gerald Bernstein, M.D(2)............................           63,628                *
Mark Fletcher(3)....................................          250,000                *
Anna E. Gluskin(4)..................................        1,603,794                5.7%
Peter Levitch(5)....................................          189,483                *
Pankaj Modi, Ph.D(6)................................        1,700,200                6.1%
Rose C. Perri(7) ...................................        4,650,202               16.6%
J. Michael Rosen(8).................................          218,730                *
Officers and directors as a group (8 persons)(9).           7,842,370               28.4%

(ii) Other Beneficial Owners (and their addresses)

Cranshire Capital, L.P.(10)..............................   2,840,416                9.6%
666 Dundee Road, Suite 1901
Northbrook, IL 60062

EBI, Inc. In Trust(11) ..................................   1,441,496                5.3%
c/o Miller & Simons
First Floor, Butterfield Square
P.O. Box 260 Providencials
Turks and Caicos Islands
British West Indies

GHI, Inc. In Trust(12)...................................   1,907,334                7.0%
c/o Miller & Simons
First Floor, Butterfield Square
P.O. Box 260 Providencials
Turks and Caicos Islands
British West Indies

* Less than one percent.

(1) Includes 70,000 options granted on March 19, 2003 and 70,000 options granted on October 30, 2003 under Generex's 2001 Stock Option Plan (the "2001 Plan").

(2) Includes shares issuable upon exercise of 50,000 options granted in November, 2002, 5,159 options granted on December 31, 2001 and 5,000 options granted on January 3, 2000, under the 2001 Plan and pursuant to Dr. Bernstein's Employment Agreement with Generex and his prior consulting agreement.

(3) Includes 250,000 shares issuable upon the exercise of an option granted under the 2001 Plan.

(4) Includes 953,667 shares owned of record by GHI, Inc. that are beneficially owned by Ms. Gluskin, 100,000 shares issuable upon the exercise of an option granted under Generex's 1998 Stock Option Plan (the "1998 Plan"), 200,000 shares issuable upon the exercise of an option granted under Generex's 2000 Stock Option Plan (the "2000 Plan"), and 350,000 shares issuable upon exercise of an option granted under the 2001 Plan.

(5) Includes 140,000 shares issuable upon the exercise of options granted under the 2001 Plan.

(6) Includes 150,000 shares issuable upon the exercise of an option granted under the 1998 Plan and 150,000 shares issuable upon the exercise of an option granted under the 2000 Plan. Also includes 450,000 shares issuable upon the exercise of options granted under the 2001 Plan. Dr. Modi also owns all the 1,000 outstanding shares of Generex's Special Voting Rights Preferred Stock. This stock is not convertible into Common Stock.

(7) Includes 953,667 shares owned of record by GHI, Inc. that are beneficially owned by Ms. Rose Perri, 100,000 shares issuable upon the exercise of an option granted under the 1998 Plan, 150,000 shares issuable upon the exercise of an option granted under the 2000 Plan, and 300,000 shares issuable upon exercise of an option under the 2001 Plan. Also includes the shares and options that are owned by the estate of Mr. Mark Perri, of which Ms. Rose Perri is executor and beneficiary, but is not considered to beneficially own for some purposes: 45,914 shares previously owned of record by Mr. Mark Perri; 1,100,000 shares owned of record by EBI, Inc. (of which Mr. Mark Perri was beneficial owner); 305,332 shares held of record by brokerage accounts and options for 200,000 shares which survived Mr. Perri's death. Also includes 341,496 shares owned of record by EBI, Inc., which Ms. Rose Perri may be deemed to beneficially own because of the power to vote the shares but which are beneficially owned by other stockholders because they are entitled to the economic benefits of the shares. Ms. Rose Perri is also deemed to beneficially own an additional 953,667 shares owned of record by GHI, Inc. by holding the right to vote such shares. These shares are also beneficially owned by Ms. Gluskin.

(8) Includes 20,000 shares issuable upon the exercise of an option granted under the 2000 Plan, and 120,000 shares issuable upon exercise of options granted under the 2001 Plan. Also includes 7,943 shares owned by a company of which Mr. Rosen is an officer and indirect 25% owner; Mr. Rosen may be deemed to beneficially own these shares because he shares voting power and investment power with respect to such shares.

(9) Includes 2,450,159 shares issuable upon the exercise of options. Includes 1,441,496 shares owned of record by EBI, Inc. but beneficially owned or deemed to be beneficially owned by Ms. Rose Perri. Includes 1,907,334 shares owned of record by GHI, Inc. but beneficially owned by Ms. Gluskin or Ms. Rose Perri.

(10) Includes 1,179,527 outstanding shares and 1,660,889 shares issuable upon exercise of warrants. Does not include an Additional Investment Right exercisable for an additional 680,272 shares of Common Stock and Warrants to purchase 170,068 shares of Common Stock because the right contains a provision stating that it is not exercisable to the extent exercise would result in the holder's beneficially owning more than 9.9% of Generex's outstanding common stock.

(11) All these shares were previously beneficially owned by Mr. Mark Perri but are now deemed to be beneficially owned by Ms. Rose Perri because she has the sole power to vote the shares. With respect to 1,100,000 of the shares owned of record by EBI, Inc., Ms. Rose Perri also has investment power and otherwise is entitled to the economic benefits of ownership.

(12) Ms. Gluskin and Ms. Rose Perri each own beneficially 953,667 of the shares owned of record by GHI, Inc. by reason of their ownership of investment power and other economic benefits associated with such shares. The shares beneficially owned by Ms. Gluskin also are deemed to be beneficially owned by Ms. Rose Perri because she has the sole power to vote the shares.

                 Certain Relationships and Related Transactions.

         Generex acquired Generex Pharmaceuticals, Inc. in October 1997. Prior to Generex's acquisition of Generex Pharmaceuticals, it was a private Canadian corporation majority-owned and controlled by Mr. Mark Perri, Ms. Rose Perri and Ms. Gluskin. Unless otherwise indicated, the transactions described below occurred prior to the acquisition of Generex Pharmaceuticals or pursuant to contractual arrangements entered into prior to that time. Generex presently has a policy requiring approval by stockholders or by a majority of disinterested directors of transactions in which one of our directors has a material interest apart from such director's interest in Generex. Generex presently has a policy requiring the approval of the Audit Committee for any transactions in which a director has a material interest apart from such director's interest in Generex.

         Real Estate Financing Transactions: In May 1997, EBI, Inc., a company controlled by Mr. Mark Perri, acquired shares of common stock of Generex Pharmaceuticals for $3 million (CAD) which, based on the exchange rate then in effect, represented approximately $2.1 million (US). Generex Pharmaceutical's use of those funds was restricted to acquiring an insulin research facility. Subsequently this restriction was eased to permit use of the funds to acquire properties used for manufacturing Generex Pharmaceutical's oral insulin product and other proprietary drug delivery products, and related testing, laboratory and administrative services. Under the terms of the investment, Generex Pharmaceuticals was required to lend these funds back to EBI until they were needed for the purposes specified. The entire amount was loaned back to EBI and was outstanding at July 31, 1997. During the period ended July 31, 1998, a total of $2,491,835 (CAD) was repaid by EBI. There were no repayments made in the years ended July 31, 2003, 2002 and 2001. The balance due from EBI at July 31, 2003, was $508,165 (CAD) (approximately $362,779 (US) based on the exchange rate then in effect). These funds are due on demand by Generex Pharmaceuticals, provided they are used for the purchase and/or construction or equipping of oral insulin manufacturing and testing facilities. The amounts repaid by EBI were used primarily to purchase and improve certain of the real estate and buildings owned by Generex Pharmaceuticals.

         Related Party Transactions: Between November 1995 and July 31, 1998, companies owned and controlled by Mr. Mark Perri, Ms. Rose Perri and Ms. Gluskin incurred a net indebtedness of $629,234 to Generex Pharmaceuticals, excluding the indebtedness of EBI described in the preceding paragraph. This indebtedness arose from cash advances and the payment by Generex Pharmaceuticals of expenses incurred by these companies, net of repayments and payment of expenses on behalf of Generex Pharmaceuticals. At July 31, 1999, these companies' net indebtedness to Generex Pharmaceuticals, exclusive of the EBI indebtedness described above, was $284,315. At July 31, 2000, this balance had been reduced to zero. The transactions between Generex Pharmaceuticals and entities owned and controlled by Mr. Mark Perri, Ms. Rose Perri and Ms. Gluskin were not negotiated at arms-length, and were not on normal commercial terms. No interest was charged on any of the advances, and the transactions were of far greater financial benefit and convenience to Mr. Mark Perri, Ms. Rose Perri and Ms. Gluskin than to Generex Pharmaceuticals. These transactions and financing arrangements were mostly initiated prior to the transaction in which Generex acquired Generex Pharmaceuticals, and no such transactions have taken place since January 1, 1999.

         We utilize a management company to manage all of our real properties. The property management company is owned by Ms. Rose Perri, Ms. Gluskin and the estate of Mr. Mark Perri, our former Chairman of the Board. For the fiscal years ended July 31, 2003, 2002 and 2001, we have paid the management company $33,237, $37,535 and $38,450, respectively, in management fees.

         Loans to Executive Officers: On May 3, 2001, Generex's Ms. Rose Perri, Ms. Gluskin and Mr. Mark Perri were advanced $334,300 each, in exchange for promissory notes. These notes bore interest at 8.5 percent per annum and were payable in full on May 1, 2002. These notes were guaranteed by a related company owned by these officers and secured by a pledge of 2,500,000 shares of Generex's common stock owned by this related company. On June 3, 2002, Generex's Board of Directors extended the maturity date of the loans to October 1, 2002. The other terms and conditions of the loans and guaranty remained unchanged and in full force and effect. As of July 31, 2002, the balance outstanding on these notes, including accrued interest, was $1,114,084. Subsequent to July 31, 2002, pursuant to a decision made as of August 30, 2002, these loans were satisfied by application of the pledged stock, at a value of $1.90 per share, which represented the lowest closing price during the sixty days prior to August 30, 2002.

         Brokerage Payment: On August 7, 2002, Generex Pharmaceuticals purchased real estate with an aggregate purchase price of approximately $1,525,000, from an unaffiliated party. In connection with that transaction, Angara Enterprises, Inc., a licensed real estate broker that is an affiliate of Ms. Gluskin, received a commission from the proceeds of the sale to the seller, in the amount of 3% of the purchase price, or $45,714. Management believes that this is less than the aggregate commission which would have been payable if an unaffiliated broker had been used.

         Joint Venture with Elan: In January 2001, Generex established a joint venture with Elan International Services, Ltd. ("EIS") and Elan Corporation, plc ("Elan"). Pursuant to the Securities Purchase Agreement dated January 16, 2001, between Generex, Elan and EIS, EIS has the right to nominate one director to Generex's Board of Directors for so long as EIS or its affiliates own at least 1.0% of the issued and outstanding shares of common stock. Dr. Lieberburg was the nominee of EIS thereunder. Dr. Lieberburg resigned effective August 1, 2002 because he felt that due to the increasing demands of his position with Elan Corporation, he could no longer devote the time and attention necessary to serve as a director of Generex. EIS has not informed Generex as to its nominee to replace Dr. Lieberburg.

         In connection with the transaction, EIS purchased 344,116 shares of Common Stock for $5,000,000 and was issued a warrant to acquire 75,000 shares of Common Stock at $25.15 per share. If the joint venture achieves certain milestones, Generex may require EIS to purchase an additional $1,000,000 of Common Stock at a 30% premium to the then prevailing fair market value of shares of Common Stock. EIS also purchased 1,000 shares of a new series of Generex preferred stock, designated as Series A Preferred Stock, for $12,015,000. The proceeds from the sale of the Series A Preferred Stock were applied by Generex to subscribe for an 80.1% equity ownership interest in Generex (Bermuda) Ltd. EIS paid in capital of $2,985,000 to subscribe for a 19.9% equity interest in Generex (Bermuda) Ltd. While Generex initially owns 80.1% of the joint venture entity, EIS has the right, subject to certain conditions, to increase its ownership up to 50% by exchanging the Series A Preferred Stock for 30.1% of Generex's interest in the joint venture entity. Alternatively, the Series A Preferred Stock may be converted, under certain conditions, into shares of Generex's Common Stock. In January of 2002, Generex declared a 6% stock dividend of Series A Preferred stock. The shares of Common Stock and shares of Series A Preferred Stock presently are held of record by an affiliate of EIS.


                                OTHER INFORMATION

Annual Report

         Generex has enclosed its Annual Report for the year ended July 31, 2003, with this proxy statement, which includes Generex's Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended July 31, 2003, without exhibits. Stockholders are referred to the report for financial and other information about Generex, but such report is not incorporated in this proxy statement and is not a part of the proxy soliciting material.

Stockholder Proposals for the Next Annual Meeting

         Any proposals of stockholders intended to be presented at the annual meeting of stockholders for the fiscal year ended July 31, 2004, must be received by Generex at 33 Harbour Square, Suite 202, Toronto, Ontario, Canada M5J 2G2, no later than ___________, 2004 in order to be included in the proxy materials and form of proxy relating to such meeting. It is suggested that stockholders submit any proposals by an internationally recognized overnight delivery service to the Secretary of Generex at its principal executive offices located at 33 Harbour Square, Suite 202, Toronto, Ontario, Canada M5J 2G2. Such proposal must meet the requirements set forth in the rules and regulations of the Securities and Exchange Commission in order to be eligible for inclusion in the proxy materials for such meeting. The annual meeting for the fiscal year ended July 31, 2004 is scheduled to take place in February 2005.

         For business to be properly brought before the annual meeting by a stockholder in a form other than a stockholder proposal requested to be included in Generex's proxy materials, any stockholder who wishes to bring such business before the annual meeting of stockholders must give notice of such business in writing to the Secretary of Generex not less than 60 nor more than 90 days prior to the annual meeting. In the event that less than 70 days notice or prior disclosure of the date of the meeting is given or made to stockholders, notice of such business to be timely must be received by the Secretary of Generex not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. The stockholder's notice of such business must provide information about the stockholder proposing such business and the nature the business, as required by Generex's Amended and Restated Bylaws. A copy of these Bylaw requirements will be provided upon request in writing to the Secretary at the principal offices of Generex located at 33 Harbour Square, Suite 202, Toronto, Ontario, Canada M5J 2G2.

         If there should be any change in the foregoing submission deadlines, Generex intends to publicly disseminate information concerning the change.

Corporate Governance Documents

         Generex amended its Audit Committee Charter on October 30, 2003. The Audit Committee Charter, as amended, is reproduced in Appendix A to this Proxy Statement. In addition, the Audit Committee Charter, the Compensation Committee Charter and the Generex Code of Ethics have been posted on Generex's Internet website - www.generex.com.

Other Matters

         The Board of Directors does not intend to present, and does not have any reason to believe that others will present, any item of business at the annual meeting other than those specifically set forth in the notice of the meeting. However, if other matters are properly brought before the meeting, the persons named on the enclosed proxy will have discretionary authority to vote all proxies in accordance with their best judgment.

Solicitation of Proxies

         All costs and expenses of this solicitation, including the cost of preparing and mailing this proxy statement will be borne by Generex. In addition to the use of the mails, certain directors, officers and regular employees of Generex may solicit proxies personally, or by mail, telephone or otherwise, but such persons will not be compensated for such services. Arrangements will be made with brokerage firms, banks, fiduciaries, voting trustees or other nominees to forward the soliciting materials to each beneficial owner of stock held of record by them, and Generex will reimburse them for their expenses in doing so.

                                            By order of the Board of Directors

                                            /s/ Rose C. Perri
                                            ----------------------------
                                            Rose C. Perri
                                            Secretary
February __, 2004







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


                                                                      APPENDIX A
                              GENEREX BIOTECHNOLOGY
                                   CORPORATION
                             AUDIT COMMITTEE CHARTER

         The Audit Committee (the "Committee") is appointed by the Board of Directors (the "Board") to assist the Board in monitoring (1) the integrity of the Company's financial statements and reports and (2) the independence and performance of the Company's auditors. The Committee shall be solely responsible for the appointment, compensation, retention and oversight of the work of any independent auditors employed by the Company for the purpose of preparing or issuing an audit report or related work. The independent auditor so employed shall report directly to the Committee.

         The Committee shall pre-approve all auditing and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which are approved by the Committee prior to the completion of the audit. The Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that such delegation is in compliance with Section 10A(i)(3) of the Exchange Act and the rules thereunder and decisions of such subcommittees to grant pre-approvals shall be presented to the Committee at its next scheduled meeting. The Committee shall not delegate its responsibilities to pre-approve services performed by the independent auditors to management.

         The Committee shall have the authority to retain independent legal, accounting or other consultants or advisors to advise it. The Committee shall have the authority to request any officer or employee of the Company or the Company's outside counsel, auditor or other consultant or advisor to attend a meeting of the Committee or to meet with any members of, or consultants or advisors to, the Committee. The Company shall provide sufficient funds to the Committee for the retention, use or employment of any legal, accounting or other consultant or advisor by the Committee that is necessary for the Committee to carry out its duties under this Charter.

         The Committee shall:

         1. Review and reassess the adequacy of this Charter from time to time and recommend any proposed changes to the Board for approval.

         2. Review the Company's annual audited financial statements with management and the Company's independent auditor, including major issues regarding accounting and auditing principles and practices.

         3. Review with management and the Company's independent auditor any significant financial reporting issues and judgments observed by or brought to the attention of the Committee relative to the preparation of the Company's financial statements.

         4. Review the Company's quarterly financial statements prior to the filing of its Form 10-Q.

         5. Review any proposed major changes to the Company's auditing and accounting principles prior to their adoption.

         6. Receive periodic reports from the Company's independent auditor regarding the auditor's independence, discuss such reports with the auditor, and recommend any Board action deemed necessary and appropriate by the Committee to assure the independence of the auditor.

         7. Ensure the rotation of the audit partners of the independent auditor to the extent required by law.

         8. Recommend to the Board policies for the Company's hiring of employees, or former employees, of the Company's independent auditor who participated in any capacity in the audit of the Company, prior to the Company's hiring any such persons.

         9. Review and discuss reports from the independent auditor on: (a) all critical accounting policies and practices to be used; (b) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and (c) other material communications between the independent auditor and management.

         10. Discuss with the independent auditor the matters required to be discussed with the Committee by the independent auditor under Statement on Auditing Standards No. 61 relating to the conduct of the audit of the Company's financial statements.

         11. Review with the Company's independent auditor any problems or difficulties the auditor may have encountered, as well as any management letter provided by the auditor and the Company's response to that letter.

         12. Review and discuss with management, the independent auditor and the Controller: (a) the adequacy and effectiveness of the Company's internal controls (including any significant deficiencies and significant changes in internal controls reported to the Committee by the independent auditor or management); (b) the Company's internal audit procedures; and
                (c) the adequacy and effectiveness of the Company's disclosures controls and procedures, and management reports thereon.

         13. Review disclosures made to the Committee by the Company's Chief Executive Officer and Chief Financial Officer during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company's internal controls.

         15. Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

         16. Review with the Company's attorneys such legal matters as the Committee determines may have a material impact on the Company's financial statements.

         17. Evaluate together with the Board the performance of the Company's independent auditor.

         18. Review the appointment and any replacements of the Company's principal accounting officer.

         19. Establish procedures for the receipt, retention and treatment of complaints received regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

         The Committee shall consist of no fewer than three members. Each member of the Committee shall be independent and shall have the ability to read and understand financial statements, including the Company's balance sheet, income statement and cash flow statement. For purposes of this Charter, to be considered "independent" a Committee member: (1) must meet the independence requirements of the NASDAQ Stock Market, Inc. and any U.S. Securities and Exchange Commission regulation applicable to the Company; and (2) may not, other than in his or her capacity as a member of the Committee, (a) accept any consulting, advisory or other compensatory fee from the Company or any subsidiary thereof, or (b) be an affiliated person of the Company or any subsidiary thereof.

         Committee members shall be members of the Board of the Company and shall be nominated and elected by the full Board annually. The full Board shall promptly fill vacancies that may occur on the Committee. At least one member of the Committee shall have past employment experience in finance or accounting, or comparable experience or background (including, for example, being or having been a chief executive officer, chief financial officer or other senior corporate officer with financial oversight responsibilities) which results in such member having financial sophistication. The qualifications of Committee members shall be determined by the full Board.

         Meetings of the Committee may be called from time to time by the Chairman or any two members of the Committee upon not less than seventy-two (72) hours prior notice (which may but need not state the business intended to be conducted at the meeting), provided that a meeting may be held without such notice if all members are present or, if absent, waive notice of the meeting. A majority of the members of the Committee shall constitute a quorum for the purpose of taking any action upon any matter than may come before it, and the Committee may take any action which it is authorized to take as a committee without the necessity of a meeting if all members of the Committee consent in writing in accordance with Section 141(f) of the Delaware General Corporation Law. The Chairman of the Committee shall promulgate such other rules or procedures as he or she deems necessary or appropriate for the proper and efficient conduct of the business of the Committee.

         While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statement are complete and accurate and in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure the Company's compliance with laws and regulations relating to financial disclosure or any other area.

                        GENEREX BIOTECHNOLOGY CORPORATION
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                                  MARCH 9, 2004


         The undersigned stockholder of Generex Biotechnology Corporation (the "Company") hereby appoints Anna E. Gluskin and Rose C. Perri, and each of them with full power of substitution, the true and lawful attorneys, agents and proxy holders of the undersigned, and hereby authorizes them to represent and vote, as specified herein, all of the shares of Common Stock of Generex held of record by the undersigned on February 9, 2004, at the annual meeting of stockholders of Generex to be held on March 9, 2004 (the "Annual Meeting") at 10:00 a.m. at St. Lawrence Hall, 157 King Street East, Toronto Ontario and any adjournments or postponements thereof.


   THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED.
    IN THE ABSENCE OF DIRECTION, THE SHARES WILL BE VOTED FOR THE PROPOSALS.


     THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING OF
                  STOCKHOLDERS RELATING TO THE ANNUAL MEETING.


Item 1. To elect as directors, to hold office until the next meeting of stockholders and until their successors are elected, the five (5) nominees listed below:

NOMINEES: John P. Barratt, Anna E. Gluskin, Peter Levitch, Rose C. Perri and
          Jan Michael Rosen.


         o FOR ALL NOMINEES    o WITHHOLD ALL NOMINEES    o ____________________
                                                            For all nominees
                                                            except as noted
                                                            above

Item 2. To approve the potential issuance and sale of equity securities below market price in excess of shares permitted to be issued without shareholder approval under NASDAQ Marketplace Rules 4350(i)(1)(C) and (D).


         o FOR                 o AGAINST                  o ABSTAIN


Item 3. To ratify the appointment of BDO Dunwoody, LLP as Generex's independent public accountants for the fiscal year ending July 31, 2004.


         o FOR                 o AGAINST                  o ABSTAIN

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. Trustees and others acting in a representative capacity should indicate the capacity in which they sign and give their full title. If a corporation, please indicate the full corporate name and have an authorized officer sign, stating title. If a partnership, please sign in partnership name by an authorized person.

                                   Signature:

                                   _____________________________________________
                                   Signature:

                                   _____________________________________________
                                   Date:

                                   _____________________________________________

                                   PLEASE MARK, SIGN AND DATE THIS PROXY AND
                                   RETURN IT PROMPTLY WHETHER YOU PLAN TO ATTEND THE MEETING OR NOT. IF YOU DO ATTEND, YOU MAY VOTE IN PERSON IF YOU DESIRE.









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